Exhibit 10.45
ASSURED GUARANTY LTD.
DESCRIPTION OF 2016 EXECUTIVE OFFICER CASH COMPENSATION

Set forth below are the 2016 annual salaries of the Executive Officers named in the compensation tables in Assured Guaranty’s 2016 proxy statement.

Executive Officer	Salary
Dominic J. Frederico President and Chief Executive Officer	$1,150,000
Robert A. Bailenson Chief Financial Officer	$600,000
James M. Michener General Counsel	$600,000
Russell B. Brewer II Chief Surveillance Officer	$450,000
Bruce E. Stern Executive Officer	$450,000

The named executive officers will also be eligible for the following:

•	To be considered to receive non-equity incentive compensation for 2016 performance.

•	To be considered to receive grants in 2017 under Assured Guaranty’s long-term incentive plans for 2016 performance.

•	To receive other annual compensation and benefits, including employer contributions to retirement plans and perquisites provided under the Assured Guaranty Ltd. Perquisite Policy.